FOR IMMEDIATE RELEASE

INDUSTRY VETERAN ED GRADY JOINS CIMETRIX BOARD OF DIRECTORS

Bolsters Initiatives to Pursue Growth in New Products and Markets

SALT LAKE CITY, UT — September 7, 2011 — Cimetrix Incorporated (OTCQB & OTCBB: CMXX, www.cimetrix.com), a leading provider of factory automation and equipment control software solutions for the global semiconductor, photovoltaic, LED, and other electronics industries, announced today that Edward C. Grady has joined the Company’s Board of Directors.  Mr. Grady replaces Alan Weber, who resigned from the board to join Cimetrix as an employee.

Mr. Grady is currently Chairman and CEO of REEL Solar, Inc., a Silicon Valley-based developer of unique low cost thin film technology to produce photovoltaic solar panels. He is also a member of the Board of Directors of several other prominent technology companies, such as Advanced Energy Industries, Inc. (NASDAQ: AEIS), Electro Scientific Industries, Inc. (NASDAQ: ESIO), and Molecular Imprints, Inc. Previously, Mr. Grady was president and CEO of Brooks Automation, Inc. (NASDAQ: BRKS) in Chelmsford, MA. Prior to joining Brooks in 2003, Mr. Grady was an executive at KLA-Tencor Corporation (NASDAQ: KLAC) successfully managing the wafer inspection group, the inspection and metrology group, and the analytic software group. He was the CEO of Micromask, a supplier of photomasks and services to the semiconductor industry, before joining KLA-Tencor.

“We are delighted to have Ed Grady join the Cimetrix team. Ed brings a wealth of experience to Cimetrix that was gained during his career spanning over 30 years in the semiconductor capital equipment industry along with leadership roles in the development of solar and LED technologies,” said Bob Reback, President and CEO of Cimetrix. “Ed’s background will provide valuable insights and access to key industry participants as we continue to expand our business with new products and into adjacent markets that are expected to grow significantly over the coming decade.”

Mr. Grady started his career as an engineer for Monsanto/MEMC and eventually rose to the position of vice president of worldwide sales. Mr. Grady earned a B.S. in engineering at Southern Illinois University and an MBA at the University of Houston.

About Cimetrix Incorporated
Cimetrix (OTCQB & OTCBB: CMXX) designs, develops, markets, and supports factory automation and equipment control software for the global semiconductor, photovoltaic, LED, and other electronics industries. A leading participant in SEMI standards development, Cimetrix connectivity software allows for quick implementation of the SECS/GEM, GEM300 and EDA standards.

The Company’s products can be found on virtually every tool type in nearly every semiconductor 300mm factory worldwide. The added value of Cimetrix’s passionate support and professional services creates the industry’s only complete software solution. Key products include:

▪	CIMControlFramework™
▪	CIMConnect™
▪	CIM300™
▪	CIMPortal™

Cimetrix is an active member of Semiconductor Equipment and Materials International (SEMI), including the SEMI PV Group, and participates in various International SEMATECH Manufacturing Initiative (ISMI) programs.

For more information, please visit www.cimetrix.com.

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Company Contact	Investor Contact
Rob Schreck	Jordan Darrow
Cimetrix, Incorporated	Darrow Associates, Inc.
Phone: (801) 256-6500	Phone: (631) 367-1866
Fax: (801) 256-6510	jdarrow@darrowir.com
rob.schreck@cimetrix.com